EXHIBIT 99.


           CLASSIC COMMUNICATIONS, INC. TO REDEEM 13 1/4% SENIOR
                               DISCOUNT NOTES


AUSTIN, TX, JANUARY 7, 2000 - Classic Communications, Inc. (Nasdaq: CLSC), announced today that notice of redemption was issued December 17, 1999, for any and all of its outstanding 13 1/4% Senior Discount Notes due 2009, in whole, on January 17, 2000 at a Redemption Price of 113.25% of the Accreted Value of each Note redeemed, plus any accrued and unpaid interest thereon to the Redemption Date, or $723.92 for each Note, in accordance with the optional redemption provisions contained in Section 5 of the Notes and
Article III of the Notes' indenture, date as of July 28, 1998, between the Company and Bank One, N.A., as trustee. Interest shall cease to accrue on the Notes on and after the Redemption Date and the only remaining right of a holder of any Note is to receive payment of the Redemption Price upon surrender of such Note to the Paying Agent. The Company will use proceeds from its recent initial public offering of common stock to redeem the Notes. Upon presentation and surrender of the Notes, payment of the Redemption Price thereof will be made on or after the Redemption Date. Any and all outstanding Notes must be surrendered to Paying Agent to collect the Redemption Price.

Classic Communications, Inc., based in Austin, Texas, has approximately 416,000 subscribers, proforma for the Star acquisition, in non-metropolitan markets in Texas, Kansas, Oklahoma, Nebraska, Missouri, Arkansas,
Louisiana, Colorado, and New Mexico. Classic trades on the NASDAQ under the trading symbol "CLSC."

This release contains statements that constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk uncertainties including those described in our filings with the SEC, and that the actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.


CONTACTS:

Classic Communications, Inc.          Brainerd Communicators, Inc.
Bryan D. Noteboom                     Ryan Barr/Ann Travers
Phone: 512-476-9095                   Phone: 212-986-6667
noteboom@classic-cable.com            barr@braincomm.com/travers@braincomm.com